Exhibit 23.1
Consent of Ernst & Young LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-129351) and related Prospectus of Government Properties Trust, Inc. for the registration of $200,000,000 of equity securities and to the incorporation by reference therein of our report dated February 18, 2005, with respect to the consolidated financial statements and schedule of Government Properties Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission; and to the incorporation by reference therein of (i) our report dated February 25, 2005, with respect to the statement of revenue and certain expenses of 1201 Lloyd Boulevard — Portland, Oregon for the year ended December 31, 2004, included in its Current Report on Form 8-K filed on March 30, 2005 (amended on May 3, 2005) with the Securities and Exchange Commission; (ii) our report dated June 21, 2005, with respect to the statement of revenue and certain expenses of IRS Computer Center Annex, Martinsburg, West Virginia for the year ended December 31, 2004, and our report dated June 23, 2005, with respect to the statement of revenue and certain expenses of DEA Special Testing Lab — Sterling, Virginia for the year ended December 31, 2004, included in its Current Reports on Form 8-K filed on August 1, 2005 and June 30, 2005, respectively, (both amended on August 30, 2005) with the Securities and Exchange Commission; and (iii) our report dated September 13, 2005, with respect to the statement of revenue and certain expenses of US Army Corps of Engineers – Vicksburg, Mississippi for the year ended December 31, 2004, included in its Current Report on Form 8-K filed on November 22, 2005 (amended on December 22, 2005), with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
February 15, 2006